TRADEMARK LICENSE AGREEMENT

          TRADEMARK LICENSE AGREEMENT, dated as of February 13, 2003 (the "Agreement"), by and between BLONDIE ROCKWELL, INC., a New York corporation with offices at c/o Erving Wonder Management, 1500 Sansom Street, Philadelphia, PA 19102 (the "Licensor") and INNOVO AZTECA APPAREL, INC., a California corporation with offices at 5900 S. Eastern Avenue, Suite 104, Commerce, CA 90040 (the "Licensee").

                              W I T N E S S E T H:

          WHEREAS, the parties hereto have entered into that certain Deal Memorandum, dated as of February 13, 2003 (the "Deal Memorandum");

          WHEREAS, the parties wish to replace and supersede the Deal Memorandum with this Agreement; and

          WHEREAS, to the best of its knowledge, Licensor warrants that it is the sole and exclusive owner of certain copyrights and trademarks, which copyrights and trademarks and any registrations therefor are more particularly described in Schedule A annexed hereto, and the parties desire to enter into this Agreement with regard to the licensing to Licensee of the rights to utilize such intellectual property.

          In consideration of the mutual covenants and agreements hereinafter contained on the part of each of the parties hereto to be kept, observed and performed, and for such other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

          1. Definitions. As used in this Agreement, the following terms and phrases shall have the following meanings:

          "Advance" shall mean an advance payment on account of Royalties payable hereunder in accordance with Sections 4(a) and 4(d).

          "Affiliate" shall mean any person, corporation or other entity which directly or indirectly controls, is controlled by, or is under common control with a party. "Control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of any such person, corporation or entity, through ownership of voting securities, by contract or otherwise.

          "Annual Period" shall mean the period from the date of execution of this Agreement through July 31, 2004, which shall be the first Annual Period hereunder, and each consecutive 12-month period ending July 31st thereafter during the Term.

          "FOB" shall mean freight on board.

          "FOB Out Sales" shall mean when Licensee's customer located in the Territory takes title to any Licensed Products outside the Territory and/or bears the risk of loss of Licensed Products manufactured and shipped to the customer from outside the Territory.

          "Guaranteed Minimum Royalty(ies)" or "GMR" shall mean the guaranteed minimum royalties payable by Licensee under Section 4 hereof.

          "Initial Marketing Date" shall mean August 1, 2003.

          "Laws" shall have the meaning set forth in Section 7(f) hereof.

          "Licensed Channels of Distribution" shall mean only those retail stores listed in Schedules B-1 and B-2 annexed hereto and such other retail stores, if any, as may be approved in writing by Licensor, in its sole discretion. Licensed Channels of Distribution approved by Licensor, including those set forth in Schedule B-1 and B-2, shall remain in effect from the date hereof through July 31, 2004, and thereafter from August 1st in any Annual Period through the following July 31st. All Licensed Channels of Distribution for any following period must be approved in writing by Licensor in its sole discretion. Licensor will not disapprove any channel of distribution which has been previously approved unless Licensor has a reasonable basis to believe that the continued approval of such channel of distribution will cause material damage to Licensor's business or to the Trademarks or Property.

          "Licensed Products" shall mean the item or items of merchandise covered by the license granted under this Agreement, as set forth in Schedule C annexed hereto.

          "Manufacturer" shall mean any third party, including but not limited to Innovo, Inc., Licensee's Affiliated subsidiary, who manufactures or produces for Licensee any Licensed Products or Packaging, advertising or promotional materials for Licensed Products or any components of any of the foregoing.

          "Minimum Net Sales" shall mean the minimum amount of Net Sales of Licensed Products for the related Annual Period specified in Section 4(e) hereof.

          "Net Sales" shall mean the gross invoice or contract price charged for Licensed Products by Licensee, less only (1) refunds, credits and allowances actually made or allowed to customers for returns or in lieu of returns, and (2) customary trade discounts (including co-op advertising, volume discounts or other allowances), excluding anticipations afforded to and actually taken by customers in payment for Licensed Products; provided, however, that the aggregate deductions for all of the aforesaid items as provided in subsections
(1) and (2) in any Annual Period shall in no event exceed (a) seventeen and one half (17.5%) percent of sales of Licensed Products in the first year of the Initial Term, and (b) twelve and one half (12.5%) percent during any year thereafter during the term. In computing Net Sales, no costs incurred in manufacturing, selling, advertising (except for co-op advertising as described above) or distributing the Licensed Products and no indirect expenses shall be deducted, nor shall there be any deduction for uncollectible accounts.

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

          In the event of sales by Licensee of Licensed Products to a marketing organization or any individual or company in whole or in part controlled by Licensee, or to one or more distributors for ultimate sale to a retailer, or in any transaction other than an arm's length transaction, the invoice price used to determine Net Sales hereunder shall be the invoice price at which the Licensed Products are resold by any such entity to an unrelated retail customer in an arm's length transaction. Licensed Products shall be deemed sold when shipped, sold, distributed, billed or paid for, whichever occurs first.

          "Packaging" shall mean all tags, labels, cartons or containers, and packing or wrapping material used or to be used by Licensee in connection with the Licensed Products.

          "Prime Rate" shall mean the prime rate of interest announced from time to time by JPMorgan Chase Bank, or any successor thereto, in New York, New York.

          "Property" shall mean Licensor's right, title, and interest in and to the Trademarks.

          "Royalty(ies)" shall mean the royalties to be paid by Licensee to Licensor for or in connection with the license to use the Property granted under this Agreement, provided for in Section 4 and all other applicable portions of this Agreement.

          "Term" shall mean the Term of this Agreement, provided for and defined in Section 3.

          "Termination  Inventory"  shall  mean the  inventory  provided  for in
Section 12(d), consisting of finished products and work in process, Packaging, and advertising and promotional material on hand at the time of the termination of this Agreement.

          "Territory" shall mean the United States of America, including, but not limited to, the United States, its territories and possessions, and all United States military exchanges wheresoever located, unless an additional territory is listed in Schedule D.

          "Trademarks" shall mean only Licensor's trademarks and copyrights referred to in Schedule A annexed hereto.

          2. Grant of License.

          (a) Subject to the terms and conditions set forth herein and except as provided in Section 2(e) below, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, an exclusive license to utilize the Property solely in the Territory described herein during the Term of this Agreement, and solely in connection with the manufacture, distribution, advertising, promotion and sale of the articles and merchandise described herein as the Licensed Products and solely for sale at retail through the Licensed Channels of Distribution.

          (b) During the Term of this Agreement, except as provided in Section 2(e) below, Licensor shall not grant to any other person or entity a license to utilize the Property in

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

connection with the manufacture, distribution or sale of the articles and merchandise described herein as the Licensed Products in the Territory.

          (c) Unless Licensor consents in writing, Licensee shall not sell or otherwise provide Licensed Products for use as premiums (including those in purchase-with-purchase promotions), promotions, give aways, fund-raisers, or entries in sweepstakes, by direct mail or other direct marketing methods, including, without limitation, home shopping television programs, or to customers for inclusion in another product. However, Licensee may solicit orders by mail from those retailers included in the Licensed Channels of Distribution which include the Licensed Products in their mail order catalogs, or otherwise sell Licensed Products by direct marketing methods as well as at retail. Licensee must obtain Licensor's prior written consent to sell Licensed Products to customers for resale through mail order catalogs, via the Internet, direct mail or direct marketing methods. Notwithstanding anything to the contrary herein, Licensee shall not be in breach of this Section 2 if (i) Licensee sells Licensed Products on its website controlled by Licensee, or (ii) a retailer listed on Schedule B-1 sells the Licensed Products on its website, provided, however, that Licensee may not sell the Licensed Products to any such retailer for resale via the Internet unless such retailer has a retail store open to the public as its primary mode of distribution.

          (d) Except for the rights to use the Property in connection with the manufacture and sale of the Licensed Products in the Territory through the Licensed Channels of Distribution expressly provided for herein, Licensor reserves all rights to the use of the Trademarks and the Property. The license hereby granted shall be used for the marketing and sale of Licensed Products only in the Territory through the Licensed Channels of Distribution as described herein. Except as provided herein, the Licensee shall not make use of or authorize the use of the Property outside the Territory nor will it manufacture or sell any Licensed Products that bear reference to the Property or Licensor's name in any form to anyone for resale outside the Territory, or to anyone that Licensee has reason to believe will sell same outside the Territory. Notwithstanding the foregoing, Licensee may, at its own risk, manufacture or cause Licensed Products that bear reference to the Property in any form to be manufactured outside the Territory solely for sale and distribution within the Territory through the Licensed Channels of Distribution. In connection therewith, subject to Section 7(f) hereof, Licensee may, at its own risk, develop, manufacture and produce Packaging, advertising or promotional material bearing reference to the Property outside the Territory solely for sale and distribution of the Licensed Products within the Territory through the Licensed Channels of Distribution. Any Manufacturer performing work and permitted to perform such work pursuant to Section 7(f) for Licensee hereunder must execute and deliver to Licensor a Manufacturer's Agreement in the form substantially identical to that annexed hereto as Schedule E before commencing any such work.

          (e) Licensee agrees to sell Licensed Products only through the Licensed Channels of Distribution. For the avoidance of doubt, Licensee may only sell Licensed Products sold at "close-out price" (as defined in Section 6(i) below) to the retailers listed on Schedule B-2 annexed hereto. Licensor expressly hereby reserves and retains the right to manufacture, distribute and sell tour merchandise (in the nature of T-shirts, hats, sweat shirts, backpacks, bags, etc.) on tour and at retail stores which sell tour merchandise which tour merchandise does not utilize the `Fetish' marks. So long as Licensee is not in default in this Agreement, the Licensor

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

will not manufacture, distribute, sell or license others to sell the Licensed Products or any other items or merchandise under another brand name competitive with the `Fetish' line associated with the artist professionally known as Eve in the Territory.

          (f) Licensee agrees that it will ship a representative line in commercially reasonable quantities of Licensed Products not later than the Initial Marketing Date.

          (g) Licensee acknowledges that Licensor may hereafter grant licenses to other licensees ("Other Licensed Parties") for use of the Property in connection with the manufacture and sale of various products and merchandise other than the Licensed Products. If Licensee or any Other Licensed Party advises Licensor that there is or may be an existing or potential conflict in the respective definitions of Licensed Products in this Agreement and the products or merchandise covered by Licensor's agreement with such Other Licensed Party, or if Licensor determines that any such conflict may exist, Licensor will use reasonable efforts to resolve or cause the affected parties to resolve the conflict; provided, that Licensor may at any time determine to resolve such conflict by written notice of its determination to the affected parties and any such determination made in good faith by Licensor will be binding and controlling upon Licensee.

          (h) Should Licensor receive and desire to accept an offer ("Third Party Offer") from a third party ("Third Party") to manufacture, distribute and/or sell the Licensed Products during the Term hereof in Canada, Europe (namely the 15 member nations of the "CTM", Norway and Switzerland) or anywhere else throughout the world during the Term, Licensor shall promptly disclose the terms of such Third Party Offer in writing to Licensee (the "Offer Notice") and offer to Licensee the right to match the terms of the Third Party Offer as described in the Offer Notice. Licensee shall have thirty (30) days ("Notice Period") from the receipt of such Offer Notice to notify Licensor whether it intends to match the Third Party Offer. In the event Licensee elects to match the Third Party Offer, Licensor agrees to enter into an agreement with Licensee and be bound by the terms of such Third Party Offer. In the event that Licensee elects not to match the terms of the Third Party Offer, Licensor shall be free to enter into a deal with the Third Party after the expiration of the Notice Period.

          3. Term.

          (a) This Agreement shall commence as of the date hereof and shall continue until July 31, 2006, unless sooner terminated in accordance with the terms of this Agreement (the "Initial Term").

          (b) Licensee shall have the right to renew this Agreement for an additional term of three (3) years, from August 1, 2006 to July 31, 2009 (the "First Renewal Term") upon written notice to Licensor which must be given not sooner than nine (9) months or later than six (6) months prior to expiration of the Initial Term, provided that such renewal right shall be subject to the following terms and conditions:

                    (i) At the time Licensee exercises any such renewal right and upon commencement of the First Renewal Term, Licensee shall not be in default under

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

          any of the material terms, conditions or covenants contained in this Agreement; and

                    (ii) At the time Licensee exercises any such renewal right and upon commencement of the First Renewal Term, Licensee shall have met all Minimum Net Sales, Guaranteed Minimum Royalties and Guaranteed Minimum Advertising Payments (as defined in Section 4 below) then applicable under the terms of this Agreement; and

                    (iii) During the Initial Term, Licensee shall have achieved Net Sales of Licensed Products in the aggregate amount of at least Thirty Million ($30,000,000.00) Dollars, unless Licensor waives the Thirty Million ($30,000,000.00) Dollars aggregate Net Sales figure requirement at the time the First Renewal Term is exercisable; provided, however, that in the event that Licensee is not in default and has achieved at least Twenty Million ($20,000,000.00) Dollars in aggregate Net Sales during the Initial Term, Licensee shall have a right of first refusal to renew the Agreement for the First Renewal Term on material terms at least equal to a third party offer received by Licensor, within fifteen (15) days notice to Licensee of such offer; and if not, Licensee's right to sell Licensed Products during the First Renewal Term shall thereupon be terminated for all purposes, unless such right is reinstated by written agreement of Licensor in its sole and absolute discretion.

          (c) Licensee shall have the right to renew this Agreement for a second additional term of three (3) years, from August 1, 2009 to July 31, 2012 (the "Second Renewal Term") upon written notice to Licensor which must be given not sooner than nine (9) months or later than six (6) months prior to expiration of the First Renewal Term; provided that such renewal right shall be subject to the following terms and conditions:

                    (i) At the time Licensee exercises any such renewal right and upon commencement of the Second Renewal Term, Licensee shall not be in default under any of the material terms, conditions or covenants contained in this Agreement; and

                    (ii) At the time Licensee exercises any such renewal right and upon commencement of the Second Renewal Term, Licensee shall have met all Minimum Net Sales, Guaranteed Minimum Royalties and Guaranteed Minimum Advertising Payments (as defined in Section 4 below) then applicable under the terms of this Agreement; and

                    (iii) During the First Renewal Term, Licensee shall have achieved Net Sales of Licensed Products in the aggregate amount of at least Fifty-Two Million Five Hundred Thousand ($52,500,000.00) Dollars, unless Licensor waives the Fifty-Two Million Five Hundred Thousand ($52,500,000.00) Dollars aggregate Net Sales figure requirement at the time the Second Renewal Term is exercisable, provided, however, that in the event that Licensee is not in default and has achieved at least

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

          Thirty Million ($30,000,000.00) Dollars in aggregate Net Sales during the First Renewal Term, Licensee shall have a right of first refusal to renew the Agreement for the Second Renewal Term on material terms at least equal to a third party offer received by Licensor, within fifteen (15) days notice to Licensee of such offer; and if not, Licensee's right to sell Licensed Products during the Second Renewal Term shall thereupon be terminated for all purposes, unless such right is reinstated by written agreement of Licensor in its sole and absolute discretion.

          (d) In the event that Licensee is not in default and has achieved at least Forty Million ($40,000,000.00) Dollars in aggregate Net Sales during the Second Renewal Term, Licensee shall have a right of first refusal to renew the Agreement following the end of the Second Renewal Term on material terms at least equal to a third party offer received by Licensor, within fifteen (15) days notice to Licensee of such offer; and if not, Licensee's right to sell Licensed Products following the end of the Second Renewal Term shall thereupon be terminated for all purposes, unless such right is reinstated by written agreement of Licensor in its sole and absolute discretion.

          Such renewal(s) shall be on the same terms and conditions as provided herein for the Initial Term, except for the Minimum Net Sales, Guaranteed Minimum Royalties, Advertising Payments, Advertising Expenses and GMAP payable during the renewal(s) pursuant to Section 4.

          4. Rate and Terms of Payment; Advances and Reports.

          (a) The Licensee agrees to pay to the Licensor a Royalty payment equal to eight percent (8%) of all Net Sales (the "Royalty Rate") of all Licensed Products by Licensee to the retail stores listed on Schedule B-1 and B-2 during the Term of this Agreement; one percent (1%) of which (including Advances on account of GMR) shall be paid directly to Troy Carter as a management fee, c/o Erving Wonder Management, 1500 Sansom Street, Philadelphia, PA 19102. Licensee will pay to Licensor a non-refundable Advance of One Hundred Thousand ($100,000.00) Dollars against Guaranteed Minimum Royalties payable during the first Annual Period, which shall be payable by Licensee upon its execution and delivery of this Agreement. If the Term is extended for the First Renewal Term from August 1, 2006 to July 31, 2009, Licensee shall pay to Licensor a non-refundable Advance of Three Hundred Thousand ($300,000.00) Dollars against Royalties payable during the First Renewal Term, which shall be payable by Licensee upon the exercise of its option for said First Renewal Term pursuant to
Section 3(b). If the Term is extended for the Second Renewal Term from August 1, 2009 to July 31, 2012, Licensee shall pay to Licensor a non-refundable Advance of Five Hundred Thousand ($500,000.00) Dollars against Royalties payable during the Second Renewal Term, which shall be payable by Licensee upon the exercise of its option for said Second Renewal Term pursuant to Section 3(c).

          (b) All Royalties provided for under this Agreement shall accrue whenever the respective Licensed Products are shipped, sold, billed or paid for, whichever occurs first. Royalties shall also accrue on all Licensed Products even if not billed, including, but not limited to introductory offers, promotions or distributions, made by or on behalf of Licensee only and any sales or distributions to Affiliates of Licensee ("Affiliated Sales"). The Royalties payable on

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

Affiliated Sales of Licensed Products in any quarterly period shall be calculated based upon the Royalty Rate computed on the aggregate Net Sales with respect to sales of Licensed Products to non-Affiliated parties during the previous quarterly periods; provided, however, that if an Affiliate of Licensee is a reseller of Licensed Products, the sale to such Affiliate shall not be counted as a sale for Royalty calculation purposes but rather, the relevant sale and selling price for Royalty calculation purposes shall be that of such Affiliate to its customer. FOB Out Sales are permitted hereunder only if a specific FOB Out Sales Royalty rate has been specified on Schedule F. If no such FOB Out Sales Royalty rate has been specified on Schedule F, and if Licensee wishes to make FOB Out Sales, it must obtain Licensor's written approval prior to making any FOB Out Sales, and an appropriate Royalty rate shall be negotiated and documented for such sales.

          (c) Royalties shall be paid quarterly within twenty (20) days following the conclusion of each calendar quarter during the Term hereof, commencing on the twentieth (20th) day of April 2003, and continuing on the twentieth (20th) day of each July, October, January and April thereafter during the Term hereof. The obligation of Licensee to pay Royalties is absolute notwithstanding any claim which Licensee may assert against Licensor. Licensee shall not have the right to setoff, or to make any deduction from Royalties due pursuant to the provisions hereof for any reason whatsoever; provided, however, that this subsection shall not prohibit a set off or deduction from Royalties in the case of a claim by Licensee against Licensor which has become a liquidated amount as the result of a decision by a court or an agreement of the parties.

          (d) (i) During each Annual Period, Licensee shall pay to the Licensor Royalties which are equal to the greater of (A) the Royalties provided by
Section 4(a) based on Licensee's Net Sales during each such year, or (B) the minimum amount of Royalties set forth below (the "Guaranteed Minimum Royalties" or "GMR" for each Annual Period).

          (ii) Licensee shall pay to Licensor as an Advance on account of Guaranteed Minimum Royalties due for each Annual Period described below, an amount equal to twenty five (25%) percent of GMR payable for that Annual Period on the first day of each calendar quarter during that Annual Period (i.e., on each April 1, July 1, October 1 and January 1), commencing with the first calendar quarter for that Annual Period, except that during the first Annual Period such payments will be made in five installments, the first of which in the amount of One Hundred Thousand ($100,000.00) Dollars shall be payable on execution of this Agreement and the second installment in the amount of One Hundred Thousand ($100,000.00) Dollars shall be due on April 13, 2003, and three additional quarterly payments of One Hundred Forty-Six Thousand Six Hundred and Sixty-Six Dollars and Sixty-Six Cents ($146,666.66) each due and payable beginning with the first day of the first quarter following the Initial Marketing Date. During the second Annual Period of the Initial Term, payment in the amount of Two Hundred Thousand ($200,000.00) Dollars shall be made at the start of each quarter in the second Annual Period of the Initial Term. During the third Annual Period of the Initial Term, payment in the amount of Two Hundred Forty Thousand ($240,000.00) Dollars shall be made at the start of each quarter in the third Annual Period of the Initial Term. Such Advances on account of GMR for any Annual Period will be payable only to the extent not earned by Royalties or Advances otherwise paid to Licensor for that Annual Period. Royalties payable for any Annual Period during the Initial Term which are in excess of the GMR for that Annual Period may be applied to

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

reduce the GMR for any subsequent Annual Period only during the Initial Term. Thereafter, in no event will Royalties payable for any Annual Period during any Renewal Term which are in excess of the GMR for that Annual Period be applied to reduce the GMR for any subsequent Annual Period.

          For example, in the event Licensee achieves Net Sales in the aggregate amount of Thirty Million ($30,000,000.00) Dollars during the first Annual Period of the Initial Term, Licensee may apply such excess Net Sales of Twenty-Two Million ($22,000,000.00) Dollars to reduce the Guaranteed Minimum Net Sales to zero in the second and third Annual Periods of the Initial Term. Moreover, Licensee shall not be required to remit GMR payments to Licensee for the balance of the Initial Term under the foregoing scenario, but would be required to remit Royalty payments to Licensor based on Net Sales in the second and third Annual Periods of the Initial Term. By way of further example, in the event Licensee achieves Net Sales in the aggregate amount of Nine Million ($9,000,000.00) Dollars during the first Annual Period of the Initial Term, Licensee's Guaranteed Minimum Net Sales would be reduced in the second Annual Period of the Initial Term from Ten Million ($10,000,000.00) Dollars down to Nine Million ($9,000,000.00) Dollars and Licensee's GMR Advance payments to Licensor in the second Annual Period of the Initial Term would be reduced from Eight Hundred Thousand ($800,000.00) Dollars down to Seven Hundred Twenty Thousand ($720,000.00) Dollars, payable in equal quarterly installments. Under this scenario, the third Annual Period of the Initial Term would be unaffected by the surplus Net Sales in the first Annual Period of the Initial Term. In no event will GMR payable during the Initial Term which are in excess of the GMR for the Initial Term be applied to reduce the GMR for any renewal term. Moreover, the formulation described herein shall only be applicable to the Initial Term and not to any renewal terms hereunder.

          (iii) Notwithstanding anything to the contrary herein, the GMR payable for each Annual Period of the Initial Term, including the Renewal Term if the Initial Term is extended, will be due and payable in full whether or not this Agreement is hereafter terminated before completion of such Annual Period. In the event of termination and except as otherwise expressly provided herein, the entire unpaid amount of the GMR payable for the twelve (12) month period following the date of such termination will be due and payable on the date of such termination of this Agreement, notwithstanding that surplus Net Sales had been achieved in any prior year of the Initial Term. Notwithstanding the foregoing, if this agreement is wrongfully terminated by Licensor, or validly terminated by Licensee based upon a material breach by Licensor of the terms hereof which has not been cured after thirty (30) days prior written notice of such breach has been given by Licensee to Licensor, then and only in such events: (x) Licensee shall only be obligated for payment of Royalties on Net Sales realized by it in the Annual Period in which such termination takes place and for any prior period, and (y) Licensee shall not be obligated for payment of any unpaid GMR for that Annual Period which relates to any payment due beyond the date of termination, or for any subsequent Annual Period.

          (e) (i) During each Annual Period of the Term hereof, Licensee must realize Net Sales of Licensed Products ("Minimum Net Sales"), and pay Guaranteed Minimum Royalties, equal to or in excess of the following:


Annual Periods During Term                                     Minimum Net Sales                 GMR
--------------------------                                     -----------------                 ---

Initial Term
------------
February 13 2003     -    July 31, 2004                       $      8,000,000           $      640,000
August 1, 2004       -    July 31, 2005                             10,000,000                  800,000
August 1, 2005       -    July 31, 2006                             12,000,000                  960,000

First Renewal Term
------------------
August 1, 2006       -    July 31, 2007                             15,000,000                1,200,000
August 1, 2007       -    July 31, 2008                             17,500,000                1,400,000
August 1, 2008       -    July 31, 2009                             20,000,000                1,600,000

Second Renewal Term
-------------------
August 1, 2009       -    July 31, 2010                             25,000,000                2,000,000
August 1, 2010       -    July 31, 2011                             25,000,000                2,000,000
August 1, 2011       -    July 31, 2012                             25,000,000                2,000,000


          (ii) If during the first or second Annual Period hereunder (ending July 31, 2004, and July 31, 2005, respectively), Licensee's Minimum Net Sales for the first Annual Period are not greater than or equal to Eight Million ($8,000,000.00) Dollars or for the second Annual Period are not greater than or equal to Ten Million ($10,000,000.00) Dollars, Licensee shall not be deemed to be in default hereunder for such first or second Annual Period, so long as Licensee timely pays to Licensor Six Hundred Forty Thousand ($640,000.00) Dollars GMR required for the first Annual Period and Eight Hundred Thousand ($800,000.00) Dollars GMR required for the second Annual Period, as provided under this Section.

          (iii) If, in any Annual Period subsequent to the second Annual Period, Licensee fails to meet the Minimum Net Sales requirement set forth above for such subsequent Annual Period, whether or not Licensee has paid the GMR with respect to such Annual Period, Licensor shall have the right to terminate this Agreement by written notice to Licensee at any time during the 45-day period commencing on the date on which Licensor has received Licensee's quarterly statements under Section 4(g) for all of the quarters contained in the Annual Period during which Licensee fails to meet its Minimum Net Sales requirements.

          (iv) Notwithstanding Section 4(e)(iii) above, if in any Annual Period subsequent to the second Annual Period Licensee fails to meet the Minimum Net Sales requirement for such subsequent Annual Period but achieves at least ninety percent (90%) of Minimum Net Sales requirements for such Annual Period, then, in only such event, Licensee shall not be deemed to be in default hereunder for such Annual Period, so long as Licensee timely pays to Licensor the GMR required for such Annual Period; further provided, that Licensee may only utilize this
Section 4(e)(iv) once during the Term. In the event that Licensee  utilizes this
Section 4(e)(iv), this Section 4(e)(iv) shall become null and void and shall be of no force and effect during the remainder of the Term hereof.

          (f) (i) In addition to the Royalty payments provided hereby, Licensee shall pay to Licensor during each Annual Period of the Term hereof, except as otherwise expressly provided in paragraph 4 (f) (ii), a payment on account of advertising expenses incurred by Licensor (the "Advertising Payment") equal to the greater of one (1%) percent of the Minimum Net Sales for that Annual Period, as provided by paragraph 4(e)(i) ("Guaranteed Minimum Advertising Payment" or "GMAP"), or one (1%) percent of Licensee's actual Net Sales in such Annual Period. The Advertising Payments shall be made on a quarterly basis, within twenty (20) days following the end of each calendar quarter during the Term, at the same time Royalty payments are made. Licensor shall spend the Advertising Payments received by it from Licensee for the services of Paul Wilmot, and/or marketing, advertising and promoting the Property and Trademarks in general in any manner determined by Licensor in its discretion. All such promotional expenditures shall be made by Licensor in such manner and in such forms of promotion and advertising as Licensor deems to be appropriate, in its discretion, and may include, without limitation, payments for marketing, advertising, public relations, special events and promotions, and production, administration and other costs related thereto.


          (ii) The Advertising Payment for the first Annual Period will be Eighty Thousand ($80,000.00) Dollars, payable in five installments, as follows:
Twelve Thousand Dollars ($12,000.00) on execution of this Agreement, Twelve Thousand Dollars ($12,000.00) on April 13, 2003, and three additional payments of Eighteen Thousand Six Hundred Sixty Six Dollars and Sixty Six Cents ($18,666.66) on August 1, 2003, each due and payable beginning with the first day of the first quarter following the Initial Marketing Date, unless such payments are due earlier as a result of Licensee's Net Sales as provided in subsection 4(f)(i). For each calendar quarter thereafter, Licensee shall pay to Licensor the greater of the GMAP (on a quarterly basis), or the Advertising Payment otherwise due, until the GMAP for that Annual Period is paid in full. Thereafter, Licensee shall make regular Advertising Payments for the remainder of the Annual Period, if any is due, based on its Net Sales. If the Advertising Payment of Eighty Thousand ($80,000.00) Dollars to be made by Licensee for the first Annual Period hereunder exceeds one (1%) percent of Licensee's Net Sales during such Annual Period, any such excess paid by Licensee may be applied by Licensee to reduce the Advertising Payments payable by Licensee during any subsequent Annual Period; provided that any such excess Advertising Payment made by Licensee for any Annual Period after the first Annual Period may not be so applied by Licensee.


          (iii) In addition to the Royalty Payments and Advertising Payments provided hereby, Licensee agrees to spend during each Annual Period of the Term hereof, funds on account of advertising expenses for purposes of advertising and promoting the Licensed Products in the Territory equal to the greater of one (1%) percent of the Minimum Net Sales for that Annual Period, as provided by paragraph 4(e)(i), or one (1%) percent of Licensee's actual Net Sales in such Annual Period (the "Advertising Expenses"). All advertising materials shall be subject to the same approval process as Licensed Products set forth in Section 7(a) below. Licensor and Licensee hereby acknowledge and agree that Licensee shall not be responsible for any payments in connection with the services of Paul Wilmot.

          (g) Simultaneously with the submission of all payments, and not later than the thirty (30) days after the end of each calendar quarter, but regardless of whether any payment is due, Licensee shall submit a quarterly report in a form acceptable to Licensor setting forth the number, description and invoice price of each of the Licensed Products sold (by Style Number), the gross sales price, returns actually received, and discounts and allowances actually granted, the Net Sales, names and addresses of customers and quantities sold to each customer and any other information that may be reasonably required by Licensor for each month during the previous calendar quarter. Any Royalty payment and/or any Advertising Payment or Advertising Expense which is not paid or expended on or before the due date thereof shall thereafter bear interest at the Prime Rate, plus four (4%) percent, which shall be payable on demand.

          (h) The receipt or acceptance by Licensor of any Royalty statements furnished pursuant to this Agreement, or the receipt or acceptance of any Royalties, shall not preclude the Licensor from questioning the correctness thereof at any time thereafter for a period of three (3) years after termination of this Agreement.

          (i) All payments made by the Licensee under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, turnover, sales, value added stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (individually or collectively, "Taxes"), now or hereafter imposed, levied, collected, withheld or assessed by any tax or other governmental authority (a "Governmental Authority"), excluding all present and future income taxes imposed on the Licensor or any of its direct or indirect members by their respective countries of residence ("Excluded Taxes"). In the event that any Taxes (other than any Excluded Taxes) are now or hereafter required to be imposed, levied, collected, withheld, paid and/or assessed under applicable law from, or in respect of, any amount otherwise payable to the Licensor hereunder (including any turnover, sales, value-added or similar type of Taxes imposed by any Governmental Authority and for which the Licensor and/or any of its direct or indirect members or beneficial owners are liable)(individually or collectively, the "Non-Excluded Taxes"), then the amount so payable by the Licensee to the Licensor shall be increased and grossed-up to the extent necessary to yield to the Licensor and its direct and indirect members and beneficial owners (after payment, and/or the taking into account, of all such Non-Excluded Taxes) the amount specified in the Agreement as being payable to the Licensor. Whenever any Non-Excluded Taxes are payable by the Licensee, as promptly as possible thereafter the Licensee shall send to the Licensor a certified copy of an original official receipt received or other documentary evidence by such Licensee showing payment thereof. If the Licensee fails to pay any Non-Excluded Taxes when due to the appropriate Government Authority or fails to remit to the Licensor the required receipts or other required documentary evidence, the Licensee shall indemnify the Licensor and all of its direct and indirect members and other beneficial owners for any incremental Taxes and any interest or penalties that may become payable by the Licensor or any of its direct or indirect members or beneficial owners as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

          (j) Licensee shall be entitled to receive fifteen percent (15%) of royalties received by Licensor from any other licensee of Licensor of the Licensed Property only if Licensee first introduces such third party licensee to Licensor and Licensor enters into a license agreement with such third party licensee during the Term of this Agreement.

          5. Licensee's Books and Records.

          (a) Licensee shall maintain separate and appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles (including, without limitation, a sales journal, sales return journal, cash receipt book, general ledger, purchase orders, cutting tickets, and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

          (b) The Licensed Products shall be assigned style numbers unique from any products other than the Licensed Products which Licensee may manufacture and/or sell. The style number assigned to each Licensed Product shall be identical to the style number utilized to identify the Licensed Products in all of Licensee's books and records.

          (c) All sales of the Licensed Products shall be made on numbered invoices and shall:

          (i) contain a statement that it shall only be paid to an account credited by Licensee or its assignee; and

          (ii) be recorded monthly on a computer printout analysis containing sales related only to the Licensed Products so as to easily trace the source of the reported sales.

          (d) During the Term and for three (3) years thereafter, Licensor, and its employees, agents and representatives, shall have the right, at its own expense, on reasonable notice to Licensee (but in no event need such notice be more than ten (10) business days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) to the extent needed to confirm sales, Royalties, Advertising Payments, Advertising Expenses and other matters relating to compliance with this Agreement, which shall be maintained and kept by Licensee during the period specified herein.

          (e) All such books of account and records shall be kept available by Licensee at the address referred to herein for three (3) years after the termination, expiration, or mutual release from this Agreement.

          (f) If any examination or audit by Licensor for any period discloses that the actual Net Sales for that period exceeded those reported by more than three percent (3%), Licensee shall pay the cost of such examination or audit in addition to the amount of Royalties and Advertising Payments that such examination or audit discloses is owed to Licensor together with interest on the unreported amount at a rate equivalent to the Prime Rate plus four (4%) percent. All payments due pursuant to this Section must be made within fifteen (15) days after Licensee receives notice thereof. Licensor shall not have the right to examine or audit Licensee's books and records more than once in any twelve (12) month period during the Term hereof, except that if any such examination or audit discloses that actual Net Sales for the period reported exceeds the Net Sales reported by more than three (3%) percent, Licensor will thereafter have an unlimited right to examine or audit Licensee's books and records in accordance herewith.

          (g) As soon as practicable, but in no event later than one hundred twenty (120) days after the end of each fiscal or calendar year (as applicable) of Licensee, Licensee shall furnish Licensor with a copy of Licensee's financial statements for such fiscal or calendar year (as applicable), which shall be certified by an independent certified public accountant or, if Licensee does not issue audited financial statements, by Licensee's chief financial officer or chief executive officer.

          6. Exploitation of License.

          (a) (i) During the Term hereof, Licensee agrees to use its best efforts and diligence to continuously sell, distribute, advertise and promote the Licensed Products throughout the entire Territory. Licensee agrees that its policy of sale and distribution of the Licensed Products will be of a high standard and to the best advantage of the Licensed Products.

          (ii) Should Licensee fail to launch and/or to sell commercially reasonable quantities of any category of Licensed Products throughout the Territory during the first twenty four (24) months following execution hereof, all rights granted to Licensee hereunder with respect to such category of Licensed Product shall revert back to Licensor in all respects.

          (b) Licensee shall at all times maintain, or contract for, facilities and personnel adequate to fulfill its obligations under this Agreement.

          (c) During each Annual Period, Licensee shall timely fill all orders and ship all Licensed Products for which Licensee has accepted and confirmed purchase orders, other than canceled orders or orders from those customers that do not receive appropriate credit approval.

          (d) Licensee shall have the exclusive right to establish prices and terms for the sale of Licensed Products. Licensee shall provide Licensor, in advance of each selling season, with line sheets and price lists, and Licensee shall promptly notify Licensor of any change in pricing.

          (e) Licensee shall provide Licensor, upon request, with the names and addresses of all facilities at which the Licensed Products are stored, and Licensee shall use its best efforts to make all necessary arrangements to allow Licensor or its representatives to have reasonable access to all such facilities upon reasonable advance notice during regular business hours for the purposes of conducting inspections to insure that Licensee is in compliance with this Agreement.

          (f) intentionally deleted.

          (g) Licensee shall include in all of its written orders to manufacturers, distributors and retailers for the sale of Licensed Products such language as is necessary to seek to prevent diversion of the Licensed Products from the Licensed Channels of Distribution. Licensor acknowledges that the following language is reasonable:

                    "Manufacturers and Distributors authorized to manufacture, distribute or otherwise act pursuant to the License Agreement with
          Licensor:

                    1. Shall not manufacture or distribute the authorized Licensed Products to the order of anyone but the Licensee, will invoice only the Licensee, will not ship to anyone other than the Licensee and will not ship after the expiration date of the License Agreement.

                    2. Shall not distribute or sell the authorized Licensed Products to anyone other than authorized distributors or retailers as designated by Licensee from time to time.

                    3. Shall not subcontract production or distribution of the authorized Licensed Products or components which contain any of the specified marks and property without Licensee's written consent.

                    4. Shall not (without Licensee's written consent) manufacture merchandise utilizing any of the specified marks and property and/or tradenames owned or otherwise authorized for use by Licensee other than the authorized Licensed Products."


          (h) Licensee shall include in all of its written orders for the purchase of materials and/or finished goods from third parties such language as is necessary for the purpose of prohibiting the sale or other disposition of any products bearing the Trademarks by such suppliers other than to Licensee.

          (i) Licensee must obtain Licensor's prior written consent to sell any Licensed Products for a price ("close-out price") less than seventy-five percent (75%) of the established sales price (but excluding make-up orders, sales by Licensee to the Licensor and cancellations); provided, however, that in the event Licensee obtains Licensor's prior written consent to sell Licensed Products at a close out price, such sales in any event shall not in the aggregate during any Annual Period hereunder comprise more than twenty percent (20%) of all Net Sales during any such Annual Period, and my only be sold to those retailers listed on Schedule B-2 annexed hereto. For the purpose of this provision, make-up orders means special direct shipments to national retailers and cancellations means specially produced goods for which orders were canceled.

          (j) Licensee agrees to participate by, among other things, providing an adequate number of samples for display for the MAGIC Show at least once per year, and at least one other major trade show and other reasonably appropriate trade shows, to be mutually agreed upon by the parties hereto, utilizing booths approved by Licensor. Licensee shall be responsible for all costs associated with such trade shows. Licensee's payment and expenses in connection with such shows may not be applied to reduce any other payment due to Licensor hereunder.

          (k) Licensee shall attend meetings called by Licensor from time to time to discuss any matters relating to this Agreement. All such meetings will be held at Licensor's offices and may be called by Licensor upon at least thirty
(30) days prior written notice to Licensee, but not more frequently than one time in each calendar quarter.

          (l) Licensee shall cooperate with Licensor and other licensees of Licensor (domestic and international) in connection with the exchange of ideas, design and other information relative to the manufacture, sale and distribution of Licensed Products (including, but not limited to, furnishing a reasonable quantity of items in current production and related incidental materials to be distributed among such other licensees), but nothing shall require Licensee to divulge any of its trade secrets or other confidential information.

          (m) All advertising and promotion is subject to the prior approval of Licensor as provided in Section 7(a).

          (n) (i)Licensee shall at all times employ at least one full-time employee who shall devote his or her full business time to the sale and marketing of the Licensed Products. Such employee shall be reasonably qualified and experienced to carry out his or her duties.

          (ii) Licensee shall at all times maintain adequate space at its showroom for the attractive display of the Licensed Products, which shall be separate and distinct from the space allocated to any other products marketed by Licensee. On or before December 31, 2004, Licensor may secure a showroom ("Licensor Showroom") for the advertising, promotion, display and sale of the Licensed Products as well as other products and merchandise to be sold by other licensees of Licensor. At such time, Licensee agrees to occupy, during the remainder of the Term of this Agreement, at least six thousand (6,000) square feet of such showroom, designated by Licensor in Licensor's sole discretion, for the advertising, promotion, display and sale of the Licensed Products and shall remit to the Licensor payments, based on its pro rata usage of the Licensor Showroom of the rent, which shall include, without limitation, any and all charges that Licensor is required to pay in connection with such showroom (the "Rent"). By way of example only, if the Licensor Showroom is 20,000 square feet, and the Rent is $20,000 per month, then Licensee shall remit to Licensor $6,000 per month. Such payments to Licensor shall be due at least five (5) business days prior to the date that Licensor is required to pay the Rent for the Licensor Showroom. In the event of a breach of this Subsection or in the event of expiration or termination of this Agreement for any reason, Licensee shall no longer have the right to occupy the Licensor Showroom.

          7. Quality Control.

          Licensee shall cause the Licensed Products to meet and conform to high standards of style, quality and appearance. In order to assure Licensor that it is meeting such standards and other provisions of this Agreement, Licensee shall comply with the following:

          (a) Pre-Productions: Before commercial production and distribution of any product bearing any reference to the Property or Trademarks, Licensee shall submit to Licensor and Licensor shall have the right to inspect and approve, all preliminary and proposed final artwork, prototypes, mock-ups, design concepts, pre-production and first-run production samples of each Licensed Product, including all styles, colors and variations, together with its labels, tags, cartons and containers and including Packaging and wrapping materials and all advertising and promotional materials. All Licensee's submissions under this Section 7 shall be accompanied by forms supplied by Licensor, using one (1) form for each submission and filling in all necessary information. Licensor must approve in writing all submissions, in its sole discretion, before Licensee shall be entitled to distribute, advertise, use, produce commercial quantities of or sell any item relating to any such submission. Licensor shall approve or disapprove any submitted item within five (5) business days after receipt by Licensor. If Licensor has not notified Licensee of its approval or disapproval within such five (5) business day period, the item shall be deemed disapproved by Licensor. In such event, however, following such five (5) business day period, Licensee shall be entitled to provide to Licensor a written reminder as to the Licensor's failure to approve or disapprove such submitted item and in the event that Licensor fails to notify Licensee of its approval or disapproval of the submission referred to in such reminder within three (3) business days of its receipt thereof, then such submission shall be deemed to be approved. Approval of an item or Licensed Product which uses particular artwork does not imply approval of such artwork with a different item or Licensed Product or of such item or Licensed Product with different artwork. Licensee acknowledges that Licensor's approval of an item or Licensed Product does not imply approval of, or license to use, any non-Licensor controlled elements contained in any item or Licensed Product. After a sample of an item has been approved, Licensee shall not make any changes without resubmitting the modified item for Licensor's written approval. All decisions by Licensor relating to disapproval of any Licensed Product shall be made in its sole discretion, and shall be final and binding on Licensee and shall not be subject to review in any proceeding. Licensor shall have the approval rights over the selection of the head designer of the Licensed Products, which approval may be withheld in its sole discretion.

          (b) Production Samples: Before selling or distributing any Licensed Product, Licensee shall furnish Licensor with, at no charge, for its permanent use, three (3) complete samples of each such product from the first production run of each Manufacturer of the Licensed Products, including all styles and colors, together with its labels, tags, cartons and containers (including
Packaging and wrapping materials) . If such samples do not conform to all aspects of the Licensed Product as approved or if the quality of any such sample does not meet the requirements of this Section 7, Licensor shall notify Licensee and such item shall be deemed disapproved and all such items shall be promptly destroyed. Licensee shall also furnish Licensor, upon request and free of charge, with such reasonable number of additional samples of each Licensed Product per Annual Period (in the minimum amount of three (3) additional samples of each Licensed Product) for Licensor's promotional and other purposes, or for comparison with earlier samples.

          (c) Rejections and Non-Compliance: The rights granted under this Agreement do not permit the sale of "seconds" or "irregulars". All submissions or samples not approved by Licensor shall promptly be destroyed by Licensee. Licensee shall advise Licensor regarding the time and place of such destruction (in sufficient time to arrange for a Licensor representative to witness such destruction, if Licensor so desires) and such destruction shall be attested to in a certificate signed by one of Licensee's executive officers and submitted to Licensor within fifteen

(15) days of the date on which the sample was not approved.

          (d) Testing: Both before and after Licensed Products are put on the market, Licensee shall follow reasonable and proper procedures for testing the Licensed Products for compliance with laws, regulations, standards and procedures, and shall permit Licensor (upon reasonable notice) to inspect its and its authorized Manufacturer's testing, manufacturing and quality control records, procedures and facilities and to test or sample Licensed Products for compliance with this subsection and the other terms and conditions of this Agreement. Licensed Products found by Licensor at any time not to comply with applicable laws, regulations, standards and procedures shall be deemed disapproved, even if previously approved by Licensor, and shall not be shipped unless and until Licensee can demonstrate to Licensor's satisfaction that such Licensed Products have been brought into full compliance.

          (e) Revocation of Approval: In the event that (i) Licensee uses the Property or Trademarks improperly or violates any term of this Section 7, or
(ii) Licensor becomes aware of (x) any material or content in any Licensed Product, Packaging, advertising or marketing material relating to the Licensed Products which is pornographic or promotes or depicts gambling, excessive violence or the use of controlled substances that had not been previously disclosed to Licensor, or (y) any material or content in any Licensed Product that was not presented to Licensor for its approval, or (z) a ruling, decision, finding or other occurrence or factor connected with any Licensed Product (e.g., an adverse ruling by the U.S. Consumer Products Safety Commission), which, in the reasonable opinion of Licensor, reflects unfavorably upon the professional, business or reputation of Licensor, then, in any such event, Licensor shall have the right, in its sole discretion, to withdraw its approval of such Licensed Product. In the event of such withdrawal, Licensor shall provide written notice to Licensee and Licensee shall promptly thereupon cease the use of the Property in connection with the manufacture, sale, distribution, advertisement or use of such Licensed Product and all Licensee's inventory of such Licensed Product shall be promptly destroyed.

          (f) All the Licensed Products shall be manufactured, sold, marketed and advertised in compliance with all applicable laws, rules and regulations (collectively, "Laws"). Manufacture of Licensed Products may only be undertaken directly by Licensee. No sublicensing is permitted under any circumstances without the prior written approval of Licensor. Notwithstanding the immediately preceding sentence, Licensee shall have the right to sublicense the accessory category of Licensed Products to Innovo, Inc., its Affiliate subsidiary, provided that: (1) such sublicensee shall be subject to all of the terms and conditions of this Agreement and execute all documents reasonably required by Licensor in connection therewith, (2) Licensee covenants on behalf of such sublicensee that all manufacture of Licensed Products shall be in accordance with all applicable Laws, and (3) no amounts due and payable to Licensor by Licensee shall be reduced in any way due to such sublicense. Licensee shall pretest all proposed and approved Licensed Products and shall cause truthful labeling regarding the care, maintenance, and use to be affixed to the Licensed Products as required by the Laws. Licensee shall immediately inform Licensor in writing of any complaint by any consumer, governmental or other regulatory or self regulatory body relevant to the Licensed Products, and the status and resolution thereof. Licensee shall act expeditiously to resolve any such complaint. Without limiting the provisions of this Section 7(f), Licensee covenants on behalf of itself and on behalf of all of Licensee's Manufacturers, as follows:

                    (i) Licensee and Manufacturers shall not use child labor in the manufacturing, packaging or distribution of Licensed Products or Packaging or advertising or promotional materials hereunder. The term "child" refers to a person younger than the age for completing compulsory education, but in no case shall any person younger than fourteen (14) years of age be employed in the manufacturing, packaging or distribution of Licensed Products or Packaging or advertising or promotional materials hereunder.

                    (ii) Licensee and Manufacturers shall provide employees with a safe and healthy workplace in compliance with all applicable Laws. Licensee and Manufacturers agree to provide Licensor with all information Licensor may reasonably request about manufacturing, packaging and distribution facilities for the Licensed Products.

                    (iii) Licensee and Manufacturers shall only employ persons whose presence is voluntary. Licensee and Manufacturers shall not use prison labor, or use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.

                    (iv) Licensee and Manufacturers shall comply with all applicable wage and hour Laws, including minimum wage, overtime, and maximum hours. Licensee and Manufacturers agree to utilize fair employment practices as defined by applicable Laws.

                    (v)  Licensee  and  Manufacturers   shall  comply  with  all
          applicable environmental and other Laws.

          (g) Licensee agrees that Licensor may make unannounced on-site inspections of manufacturing, packaging and distribution facilities, upon 24 hours prior notice to Licensee, in order to monitor compliance with applicable Laws. Licensee shall obtain an agreement with each third party Manufacturer and supplier to comply with the provisions of Section 7(f).

          (h) In the event of Licensee's unapproved or unauthorized manufacture, distribution, use or sale of any Licensed Products or any Packaging or materials bearing any reference to the Property, including promotional and advertising materials, or the failure of Licensee to comply with any provisions of this
Section 7, Licensor shall have the right to: (i) immediately revoke Licensee's rights with respect to any such Licensed Product licensed under this Agreement, and/or (ii) at Licensee's expense, confiscate or order the destruction of such unapproved, unauthorized or non-complying products, Packaging or materials. Such right(s) shall be in addition to and without prejudice to any other rights Licensor may have under this Agreement or otherwise.

          Notwithstanding the foregoing, Licensee shall have an opportunity to cure an instance of non-compliance contained in subsection (f) or (g) of this Section within fifteen (15) days of notice from Licensor if, in Licensor's good faith judgment, such non-compliance (x) was done inadvertently, and (y) is correctable so that there will be no damages caused to Licensor; provided, however, that Licensee shall not have the right to cure any subsequent instances of such similar type non-compliance.

          (i) (i) All Licensed Products manufactured, sold and distributed hereunder will be merchantable and fit for the purpose for which they are intended.

                    (ii) The Licensed Products will conform at all times to all applicable federal, state and local laws, rules, regulations, ordinances and other enactments provided in the Territory or otherwise applicable, and all applicable industry standards, including but not limited to, those relating to product safety.

                    (iii) All Licensed Products will conform in all respects to the samples approved by Licensor and that Licensee will not distribute or sell any Licensed Products which are of a quality or standard inferior to or different from the approved quality or are injurious to the reputation and goodwill associated with the Property.

          8. Trademarks and Trademark Protection.

          (a) Licensee, from covenants of Licensor, acknowledges that Licensor is the owner of all right, title and interest in and to the Property in any form or embodiment and is also the owner of the goodwill attached or which shall become attached to the Property in connection with the Licensed Products. Sales by Licensee shall be deemed to have been made for purposes of trademark registration for the benefit of Licensor, and all uses of the Property by Licensee shall inure to the benefit of Licensor.

          (b) At Licensor's request and expense, Licensee shall execute any documents, including registered users agreements, reasonably required by Licensor to confirm its ownership of all rights in and to the Property in the Territory and the respective rights of Licensor and Licensee under this Agreement. Licensee shall cooperate with Licensor at Licensor's expense, in connection with the filing and prosecution by Licensor of applications in Licensor's name relating to the use of the Property for Licensed Products in the Territory.

          (c) Licensee shall never challenge or encourage anyone to challenge Licensor's ownership of or the validity of the Property or any application for registration thereof or any trademark, copyright or other registration thereof or any rights of Licensor thereto.

          (d) Licensee shall not, at any time or in any manner, knowingly or intentionally, engage in any activity or perform or permit any act which may in any way adversely affect any rights of Licensor to the Property or any registrations or applications for registration thereof or which may directly or indirectly reduce the value of the Property or derogate or detract from the repute thereof. To the extent that Licensee should have known that the consequences of the aforesaid action taken by or on behalf of Licensee, or caused by Licensee, was likely to materially adversely affect the interests of Licensor, such action shall be deemed to be a breach of this subsection, whether or not the Licensee engaged in such action knowingly and/or intentionally.

          (e) Licensee shall not use any other tradenames, trademarks or other designations including, without limitation, Licensee's own corporate name or tradename in connection with the Property in any consumer advertising and publicity, labeling, packaging or printed matter utilized by Licensee in connection with the Licensed Products. Licensee may, however, use its own corporate name or tradename in connection with the Property in transactions between and among the parties hereto, and with Manufacturers, merchants, wholesale customers and others relating to: the manufacture of Licensed
Products; the creation and development of designs, styles, advertising, promotional materials, packaging, printed matter and labeling of the Licensed Products; and the wholesale sale of the Licensed Products. Licensee shall not use the Property in combination with any other names or marks to form a new mark and shall not use the Property as a tradename or in any other manner other than in connection with the manufacture, distribution, sale and promotion of Licensed Products under this Agreement. Licensee will at all times make reference on the Licensed Products and on all packaging and promotional materials used in connection therewith that the Property is under license from the Licensor.

          (f) Licensee recognizes the great value of the goodwill associated with the Trademarks and acknowledges that such goodwill belongs exclusively to Licensor, and that Licensee shall acquire no proprietary rights in the Trademarks or their goodwill by virtue of this Agreement. Licensee further recognizes that the Trademarks have acquired secondary meaning in the mind of the public. Accordingly, Licensee agrees that the breach of its obligations under this Agreement (other than breaches relating to the payment of monetary sums) will cause Licensor irreparable damages which may not be compensable by monetary damages, and that in the event of such breach, in addition to any other rights or remedies which Licensor may have, Licensor may seek and obtain injunctive relief, without the necessity of posting bond (unless otherwise required by law).

          (g) Licensee shall prominently display on all Licensed Products, all Packaging materials, and in all advertising and promotional materials using the Trademarks, such trademark and/or copyright notices as are reasonable and customary.

          (h) Licensee shall promptly notify Licensor if any legal action is instituted against Licensee relating to Licensee's use of the Trademark. Licensee shall also promptly notify Licensor of any counterfeiting or other infringement of the Trademarks, or any diversion of the Licensed Products from the Licensed Channels of Distribution, of which Licensee becomes aware. Licensor shall have the right, but not the obligation, to institute legal action or take any other actions which it deems necessary to protect its interest in the Trademarks, and Licensee shall fully cooperate with Licensor in any such action, provided that any out-of-pocket expenses of Licensee incurred in connection therewith are paid or reimbursed by Licensor. Any monetary recovery resulting from any such action shall belong solely to Licensor. If Licensor declines to institute or continue any legal action, Licensee may, with the consent of Licensor, which will not be unreasonably withheld, institute or continue same in its name, at its sole expense, in which event any monetary recovery resulting therefrom shall belong solely to Licensee; provided, however, that Licensee shall pay to Licensor eight percent (8%) of any such recovery; and further provided, that in such event Licensee shall not agree to any settlement or make any admissions on behalf of Licensor with respect to the Trademarks, Property or otherwise, without the prior written consent of Licensor, which may withheld in its sole discretion.

          (i) Ownership of all intellectual property rights, whether recognized currently or in the future, including, without limitation, copyright, patent and trademark rights, in the Licensed Products and in all artwork, packaging, copy, literary text, advertising material and promotion material of any sort utilizing the Property, including all such material developed by Licensee, shall vest in Licensor, and title thereof shall be in the name of Licensor. All such items and all Licensed Products shall bear the copyright and trademark notices as are reasonable and customary and any other legal notices, which Licensor may from time to time prescribe. Any and all additions to, and new renderings, modifications or embellishments of the artwork shall, notwithstanding their invention, creation and use by Licensee and/or its representatives, affiliates and/or sub-licensees, if applicable, be and remain the property of Licensor, and Licensor may use, and license others to use the same, subject only to the provisions of this Agreement. Licensee and/or its representatives, affiliates and/or sub-licensees, if applicable, shall enter into written agreements (the "Work For Hire Agreements") with all of its employees and independent contractors (i) providing that all artwork and designs created by them in the course of Licensee's performance under this Agreement shall be the property of Licensee either as works for hire under United States copyright law or otherwise, and (ii) obligating them to assign all rights in such artwork and designs to Licensee. Upon the request of Licensor, Licensee shall submit to Licensor for Licensor's approval copies of all such agreements prior to use thereof. Licensee and/or its representatives, affiliates and/or sub-licensees, if applicable shall not permit any of its employees or independent contractors to obtain or reserve, by written or oral agreement or otherwise, any rights as "authors" or "inventors" of any such artwork or designs (as such terms are used in present or future United States copyright and/or patent statutes or judicial decisions). Licensee shall furnish to Licensor at Licensor's request, full information concerning the invention and creation of such artwork and designs, together with the originals of assignments of all rights therein obtained from all such third parties to Licensor. All such Work For Hire Agreements shall be for the benefit of Licensor, and Licensee hereby assigns all of its rights in and to such Work For Hire Agreements to Licensor. In the event that Licensor wrongfully terminates this License Agreement, than all such items referred to in this Subsection for which the rights have been vested in Licensor or assigned to Licensor shall revert back to Licensee.

          (j) Licensor may withdraw any or all elements of the Property, or any component part thereof, from the terms of this Agreement if Licensor determines that the exploitation thereof would or might violate or infringe the copyright, trademark or other proprietary rights of third parties, or subject Licensor to any liability or violate any law, court order, government regulation or other ruling of any governmental agency, or if, on account of the expiration or sooner termination of an agreement between Licensor and a third party from whom Licensor has obtained certain underlying rights relating to the exploitation of the Property hereunder or otherwise, Licensor shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if Licensor determines that it cannot adequately protect its rights in the Property under the copyright, trademark or other laws of the Territory. Such a withdrawal shall not be deemed a breach of this Agreement. Within five (5) business days of such withdrawal, Licensee shall, at Licensor's sole discretion,
(a) destroy or (b) deliver to Licensor at Licensor's expense, any Licensed Products which are in Licensee's inventory.

Licensor shall indemnify Licensee for the direct production cost of such destroyed or returned Licensed Products; provided, however, that Licensee furnishes Licensor with (i) a detailed inventory of such Licensed Products, (ii) source documentation supporting such direct production costs, and (iii) an affidavit of destruction, if applicable, in a form acceptable to Licensor, evidencing the same. Notwithstanding the foregoing, in the event that Licensor withdraws a significant element of the Property or Trademarks or Licensee is precluded from selling the Licensed Products in a substantial portion of the Territory as a result of Licensor substantially limiting the market in which Licensee may sell the Licensed Products by limiting the Licensed Channels of Distribution in accordance with this Agreement, then the parties shall negotiate in good faith to amend the provisions of this Agreement as is necessary.

          9. Representations and Warranties.

          (a) Licensee  warrants and represents that throughout the Term of this
Agreement:

                    (i) Licensee is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

                    (ii) Neither the execution, delivery nor performance of this Agreement by Licensee shall, with or without the giving of notice or passage of time, or both, conflict with, or result in a default or loss of rights under, any material agreement or understanding to which Licensee or any of its affiliates is a party or by which it or any of its properties may be bound.

                    (iii) The execution, delivery and performance of this Agreement by Licensee has been duly and properly authorized by all necessary corporate actions; and this Agreement constitutes the valid and binding obligation of Licensee enforceable in accordance with its terms.

          (b) Licensor expressly disclaims any liability arising by virtue of any right of consent or approval to, or any act, product or practice of Licensee.

          (c) Licensor represents and warrants to Licensee as follows: (i) that it is a limited liability company duly organized, validly existing and in good standing under the laws of New York and has full right, power and authority to enter into this Agreement and to grant the rights provided hereunder to Licensee in accordance with and as contemplated by this Agreement; (ii) it is the sole and exclusive owner of all right, title and interest in and to the Property in the Territory free and clear of any and all liens, claims, charges and other encumbrances of any nature which conflict with the license granted herein; (iii) the execution, delivery and performance of this Agreement by Licensor have been duly and properly authorized by all necessary corporate actions; (iv) the license granted herein does not conflict with, breach, or require the consent of any person pursuant to any license or other agreement to which Licensor is a party; and (iv) this Agreement constitutes the valid and binding obligation of Licensor enforceable in accordance with its terms.

          10. Indemnification.

          (a) Except as provided in Section 10(b), the Licensee shall indemnify and hold the Licensor, and its subsidiaries and affiliates, and their officers, directors, shareholders, employees, representatives and agents, harmless against any and all settlements, claims, demands, causes of action, judgments, damages, losses, costs and expenses (including but not limited to attorney's fees and litigation costs) of any kind whatsoever actually or allegedly suffered by any person, persons, product, customers or property arising in any way out of, or incidental to, any Licensed Products manufactured, sold or distributed by Licensee or suffered or incurred by the Licensor in connection with any allegedly unauthorized use of any trademark, patent, process, idea, method, or device in connection with the Licensed Products except as authorized by this Agreement, and also from any claims, suits, losses and damages arising out of alleged defects in any Licensed Products manufactured, sold or distributed by Licensee or resulting from any failure of Licensee, or any person, firm, or entity acting under or through Licensee, to comply with the provisions of this Agreement or to comply with any applicable Laws including, without limitation of the foregoing, accidental death of, or injury to, persons or damage to property, and claims of infringement of intellectual property rights, including copyrights, trademark, trade dress and/or patent claims. The Licensee shall obtain, at its own expense, product liability insurance from a recognized insurance company qualified to do business in the State of New York, providing adequate protection with a limit of liability (in addition to costs of defense) of not less than Three Million ($3,000,000.00) Dollars per occurrence, insuring, without limitation, against any claims, suits, losses or damages arising out of any alleged defects in the Licensed Products, including actions for negligence and strict liability in tort. Said product liability insurance shall be issued by a company reasonably satisfactory to the Licensor, and a certificate evidencing the paid policy naming the Licensor as an insured party will be submitted to the Licensor by the Licensee within forty-five (45) days following the commencement of this Agreement. Said policy will provide that the insurer may not terminate it or materially modify it without thirty (30) day's prior written notice to the Licensor. Payment for any indemnification due hereunder will be made on demand. Excluded from this indemnity shall be all obligations for indemnity arising out of claims that Licensee's use of the Property, strictly in accordance with the terms of this Agreement, constitutes an infringement or like violation of intellectual property rights of others.

          (b) The Licensor shall indemnify, defend and hold the Licensee and its subsidiaries and affiliates, and their officers, directors, shareholders, employees, representatives and agents, harmless against any and all claims, settlements, judgments, damages, losses, costs and expenses (including but not limited to reasonable attorney fees and litigation costs) incurred by the Licensee solely as a result of any claim by any person, firm or entity that Licensee's use of the Property strictly in accordance with this Agreement infringes upon any rights granted to such person, firm or entity by Licensor, to the extent such claim arises in a jurisdiction that is covered by Licensor's representations and warranties as specifically set forth in Section 9(c)(ii) hereof, and solely in connection with advertising and promotional materials that are developed or purchased by Licensor. Licensee shall not, however, be entitled to any recovery for lost profits. Additionally, if by reason of any claims referred to in this subsection Licensee is precluded from selling any stock of Licensed Products or utilizing any materials in its possession or which come into its possession by reason of any required recall, Licensor shall be obligated to purchase such Licensed Products and materials from Licensee at their out-of-pocket cost to Licensee, excluding overhead, but Licensor shall have no other responsibility or liability with respect to such Licensed Product or materials.

          (c) Any party claiming a right to indemnification under this Section 10 ("indemnitee") shall give prompt written notice to the other party ("indemnitor") of any claim or legal proceeding which may give rise to such right to indemnification (a "Claim"). Without limiting the foregoing, Licensee agrees to give Licensor written notice of any product liability Claim made against Licensee with respect to any Licensed Product within fifteen (15) days of Licensee's receipt of the Claim. Without limiting the foregoing, Licensee agrees to give Licensor written notice of any product liability Claim made or suit filed with respect to any Licensed Product, any investigations or directives regarding the Licensed Products issued by the Consumer Product Safety Commission ("CPSC") or other federal, state or local consumer safety agency, and any notices sent by Licensee to, or received by Licensor from, the CPSC or other consumer safety agency regarding the Licensed Products within ten (10) days of Licensee's receipt or promulgation of the Claim, suit, investigation, directive, or notice. Without limiting the foregoing, Licensee agrees not to communicate with the press regarding any product liability Claim, and not to confirm or deny any information relating to such Claim without Licensor's prior written consent. The indemnitor shall have the right to defend any Claim or action at its sole cost and expense with counsel of the indemnitor's choice reasonably satisfactory to the indemnitee. The indemnitee will at all times cooperate in all reasonable respects with the indemnitor and counsel in the conduct of the defense of any Claim or action giving rise to indemnification hereunder.

          (d) Notwithstanding any provisions of this Section 10 or any other provisions of this Agreement, Licensee will in no event have the right, in any Claim or action or proceeding hereunder, to settle any claims or issues relating to any Trademarks or the rights to ownership or utilization thereof.

          11. Termination of Agreement. Licensor shall have the right to terminate this Agreement without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement or at law, or in equity, or otherwise, upon the occurrence of any one or more of the following events:

          (a) Licensor may terminate this Agreement, effective upon giving Licensee written notice of termination, if (i) Licensee knowingly sells Licensed Products outside of the Territory, (ii) Licensee is at any time in default under subsection (f) of Section 7, or is at any time knowingly in default under any other subsection of Section 7, or knowingly distributes Licensed Products to non-licensed channels of distribution, (iii) any Transfer, merger or consolidation of the Licensee or its parent company shall takes place so as to change the actual control and management of Licensee or an assignment prohibited by Section 15 shall take place, (iv) Licensee defaults on any obligations secured by a security interest in or other lien or encumbrance on any Licensed Products and fails to cure such default prior to the time the secured party acts with respect to such Licensed Products, (v) Licensee fails to maintain in effect any insurance required by the provisions of Section 10(a), (vi) Licensee ceases manufacture or sale of the Licensed Products for more than six (6) months during the Term;
(vii) Licensee is at any time in default under subsection 6(a)(i), unless such breach if with respect to subsection (iv) or (v) hereof is cured, if curable, within fifteen (15) business days after written notice thereof.

          (b) Licensor may also terminate this Agreement, effective immediately upon giving Licensee written notice of termination, if (i) Licensee fails to make any payment due to Licensor under this Agreement when such payment is due and fails to cure such default for five (5) business days or more after written notice thereof from Licensor to Licensee, (ii) Licensee fails three (3) or more times during any period of one year during the term of this Agreement to make any payment due to Licensor for a period of ten (10) days or more after such payment is due, (iii) the Licensee breaches or fails to perform any other terms or provisions of this Agreement not otherwise provided for above, and such breach or failure is not curable or, if curable, is not cured within twenty (20) days after written notice thereof from Licensor, or (iv) Licensee files a voluntary petition or proceeding in bankruptcy or under any federal or state bankruptcy or insolvency or other law for the relief of debtors; consents to the appointment of a receiver, custodian or liquidator for a portion of its business or property; has filed against it and not dismissed within forty-five (45) days an involuntary proceeding under any federal or state bankruptcy or insolvency or other law for the relief of debtors or for the appointment of a receiver, custodian or liquidator; (v) Licensee makes an assignment for the benefit of its creditors; or (vi) Licensee ceases or admits in writing its intention to cease, the manufacture, sale or distribution of Licensed Products or the conduct of its business in the ordinary course.

          12. Effect of Expiration or Termination.

          (a) Upon the expiration or termination of this Agreement for any reason whatsoever, all rights of Licensee under this Agreement shall terminate and automatically revert to Licensor, except as otherwise provided herein. Upon expiration or termination, Licensee shall immediately discontinue all use of the Property and shall no longer have any right to use the Property or any variation or simulation thereof in any manner or for any purpose whatsoever, except as provided in Section 12(d). Licensee shall transfer to Licensor by such documentation as Licensor may require all registrations, filings, trademarks, copyrights and other rights with regard to the Property which Licensee may have possessed at any time. Subject to the provisions of Section 12(e) concerning the sale of Termination Inventory (as defined below), Licensee shall deliver to Licensor, at Licensee's expense, all sketches, samples, designs or other matters belonging to Licensor and relating to Licensed Products, and all Licensed Products, packaging materials and advertising and promotional materials bearing reference to the Property in any form.

          (b) Upon termination or expiration of this Agreement for any reason, including termination under Section 11(b), no trustee in bankruptcy, assignee for the benefit of creditors, custodian, receiver, sheriff or court officer or other successors to Licensee or its assets or business shall have any right to continue this Agreement or to use or exploit the Property in any manner whatsoever.

          (c) Notwithstanding the provisions of Section 11(b), in the event that under the United States Bankruptcy Code or any amendment or successor thereto (collectively the

"Bankruptcy Code"), the trustee in bankruptcy of Licensee, as bankruptcy debtor, is permitted to and does assume this Agreement and thereafter proposes to assign this Agreement by an assignment which fulfills the applicable requirements of the Bankruptcy Code, the trustee or Licensee shall notify Licensor of the proposed assignment in advance, in writing, setting forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other material terms and conditions of the proposed assignment. Such notice shall be considered an offer to Licensor to have this Agreement assigned to Licensor or its designee for the consideration (or its reasonable equivalent in money) and under the other material terms in the notice. Licensor may exercise the option and accept the offer by giving the trustee or Licensee, as appropriate, written notice of exercise and acceptance within twenty (20) days after Licensor receives the notice from the trustee or Licensee. If Licensor fails to give notice and exercise the option within such twenty (20) day period, the trustee or Licensee may complete the proposed assignment, but only to the party and for the consideration and under the terms described in the notice.

          (d) Within twenty (20) days after the expiration or termination of this Agreement, Licensee shall prepare and deliver to Licensor a written statement of Licensed Products and inventory on hand bearing reference to the Property or Licensor's name in any form (the "Termination Inventory"), including a complete and accurate schedule as of the date of expiration or termination of all completed Licensed Products on hand that bear reference to the Property or Licensor's name in any form; all work in process that bears reference to the Property or Licensor's name in any form relating to Licensed Products on hand, including uncut piece goods and products and materials in the process of manufacture; all Packaging, advertising and promotional materials and other documents or items that bear reference to the Property or Licensor's name in any form in Licensee's possession or control or in the process of manufacture for Licensee and the cost of each item included in such Termination Inventory. Provided that this Agreement has not been terminated by Licensor as a result of
(i) Licensee's failure to make payments as agreed, or (ii) failure of the Licensed Products to comply with governmental requirements, or (iii) violation of any provision of this Agreement by Licensee regarding approval as to quality or a violation which could result in jeopardy to Licensor's rights in the Property by the continued sale of Licensed Products, Licensee shall be free to sell the Termination Inventory to Licensor or to third parties for a period of one hundred eighty (180) days after expiration or termination of this Agreement. Any items in the Termination Inventory bearing reference to the Property or Licensor's name in any form that have not been sold and remain after the one hundred eighty (180) day selling period provided for in this Section shall have all uses of the Property removed by Licensee, including but not limited to, all tags and labels bearing any reference to the Property, from the Licensed Products and shall thereafter deliver to Licensor, dispose of or destroy the remainder of the packaging materials in accordance with Licensor's instructions.

          (e) Immediately upon the expiration or termination of this Agreement for any reason, Licensor shall have the free and unrestricted right to grant other parties one or more licenses to use the Property in connection with the manufacture, sale, distribution or advertising and promotion of Licensed Products in the Territory or to enter into such other transactions as it desires for the use of the Property with Licensed Products or in any other manner, without any obligation of any kind to Licensee. The right of Licensee to sell items of Termination Inventory under Section 12 (d) is non-exclusive only and shall not in any manner limit Licensor's right to enter into other licenses or transactions.

          (f) Notwithstanding any termination of this Agreement, Licensor hereby reserves all rights and remedies which are granted or available to it under this Agreement or applicable law, and termination shall not be deemed to be an exclusive remedy or to limit Licensor in any manner from enforcing any other rights or remedies.

          13. Submission of Agreement.

          Submission of this Agreement to Licensee does not constitute an offer to license; this Agreement, and the license referred to herein, shall become effective only upon the execution thereof by Licensor and delivery to Licensee.

          14. Notices.

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered in hand to the party addressed, when delivered by express courier or overnight mail, or three (3) days after being sent by certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses set forth below or at such other address or number as any party entitled to notice hereunder may in a like manner from time to time notify the other parties in writing. Approvals need not be sent to the parties to whom copies are sent.


          If to Licensor:

                  Blondie Rockwell, Inc.
                  c/o Erving Wonder Management
                  1500 Sansom Street,
                  Philadelphia, PA 19102
                  Attention: Mr. Troy Carter

          with a copy to:

                  Pryor Cashman Sherman & Flynn LLP
                  410 Park Avenue
                  10th Floor
                  New York, NY  10022
                  Attention: Brad D. Rose, Esq.

          If to Licensee:

                  Innovo Azteca Apparel, Inc.
                  5900 S. Eastern Avenue, Suite 104
                  Commerce, CA 90040
                  Attention: Mr. Jay Furrow
          with a copy to:

                  Innovo Group Inc.
                  5900 S. Eastern Avenue, Suite 104
                  Commerce, CA 90040
                  Attention: Mr. Dustin Huffine


          15. Assignment.

          This Agreement shall be binding upon and inure to the benefit of Licensor, its successors and assigns. Notwithstanding the immediately preceding sentence, this Agreement may be assigned by Licensor provided that prior written consent is provided by Licensee. This Agreement and the rights hereunder are personal to Licensee and shall not be transferred, assigned, sublicensed, pledged or otherwise encumbered by Licensee, whether voluntarily, involuntarily, by operation of law or otherwise ("Transfer"), without the prior written consent of Licensor. Any Transfer shall be void and of no force and effect unless permitted in accordance with the express provisions hereof.

          16. No Joint Venture.

          Nothing herein contained shall be construed to have the effect of placing the parties hereto in the relationship of partners or joint venturers, or create any agency, or any other relationship other than that of Licensor and Licensee. No party shall have the power to obligate or bind any other party in any manner whatsoever except as expressly provided for herein.

          17. Modifications of Agreement; Previous Agreement.

          This Agreement can only be extended, waived or modified by a writing signed by both parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement. This Agreement, including the Schedules attached hereto, contains the entire agreement between the parties concerning the subject matter hereof, and supersedes any pre-existing agreement and any oral or written communications between the parties concerning the subject matter hereof.

          18. Enforcement.

          Any provisions of this Agreement which are unenforceable in any jurisdiction in which this Agreement is sought to be enforced, or are invalid or contrary to the law of such jurisdiction, or the inclusion of which would affect the validity, legality or enforcement of this Agreement, shall be of no effect, and in such case all remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement as though no such invalid portion had ever been included herein. It is the intent of the parties to create a valid license to the Property, and all provisions of this Agreement should be read to give this intent legal force and effect. In any action or proceeding brought by Licensor to enforce any rights under, or pursuant to, this Agreement, Licensor shall be entitled to recover all reasonable costs and expenses incurred in connection therewith, including all legal fees and disbursements.

          19. Governing Law.

                  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to conflicts of law principles.

          20. JURISDICTION.

          EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION TO ENFORCE, INTERPRET OR CONSTRUE ANY PROVISION OF THIS AGREEMENT, AND ALSO HEREBY IRREVOCABLY WAIVES ANY DEFENSE OF IMPROPER VENUE OR FORUM NON CONVENIENCE TO ANY SUCH ACTION BROUGHT IN THOSE COURTS. EACH PARTY HERETO CONSENTS TO SERVICE OF PROCESS BY CERTIFIED MAIL AT ITS ADDRESS SET FORTH ON THE FIRST PAGE OF THIS AGREEMENT. EACH PARTY FURTHER IRREVOCABLY AGREES THAT, ANY ACTION TO ENFORCE, INTERPRET OR CONSTRUE ANY PROVISION OF THIS AGREEMENT WILL BE BROUGHT ONLY IN ONE OF SUCH COURTS AND NOT IN ANY OTHER COURT.

          21. Equitable Relief.

          Licensor and Licensee acknowledge that their performance and obligations hereunder are unique, of extraordinary value, and that a material breach by either such party of any material obligation hereunder will cause the other such party irreparable damage which cannot be compensated with money only. Therefore, each such party agrees that the other such party, as a matter of right, shall be entitled to an injunction or other equitable relief, in addition to all other rights at law to prevent the material breach of any material terms or conditions hereof, and to enforce any rights of the party seeking equitable relief hereunder.

          22. Payments.

          All payments hereunder shall (i) be made in the U.S., in U.S. currency or by good check in U.S. dollars drawn on a bank approved by Licensor, and (ii) be deemed made on the date of receipt of checks by Licensor at Licensor's address set forth above or at such other address as Licensor shall specify in writing.

          23. Waiver of Jury Trial.

          Licensor and Licensee waive any right to trial by jury in any action, proceedings or counterclaim concerning this Agreement and any rights thereunder or any other argument delivered in connection herewith, if any, and agree that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

          24. Force Majeure.

          If the performance of any provision of this Agreement by another party is prevented or delayed by reason of war, mobilization, revolution, civil commotion, riot, flood, hurricane, act of God, or the public enemy, the party affected, shall promptly provide notice thereunder to the other party and shall be excused from such performance to the extent that it is prevented or delayed thereby during the continuance of any such happening of such event until sixty
(60) days after the date that the affected party is no longer prevented or delayed from performing the provisions of this Agreement by reason of the above events.

          25. Personal Appearance, etc.

          (a) Licensor shall use commercially reasonable efforts to cause the artist professionally known as Eve ("Eve") to be available at reasonable times for the purpose of appearing at trade shows, photo shoots, openings or other special events, jointly selected by the parties hereto, to endorse and promote the sale of Licensed Products, subject to Eve's professional or personal schedule and no more than three (3) times per year. The parties hereto shall cooperate with each other to arrange such personal appearances at times and places reasonably acceptable to Eve, provided Eve is in good health and provided further that Licensee shall provide Licensor and Eve with at least twenty (20) days prior written notice to request that Eve make an appearance in accordance with this Section.

          (b) In such instances in which Licensee shall request Eve to travel to a location outside of New York, or to a location other than the location where she is located immediately prior to her appearance, Licensee shall provide Eve and at least one representative first class airfare, five-star hotel accommodations and local transportation.

          (c) Licensor shall use its commercially reasonable efforts to cause Eve to wear the Licensed Products at reasonably appropriate professional engagements and personal appearances, subject to any limits placed upon her by any third party. Licensor covenants on behalf of Eve that Eve shall not endorse or promote any other apparel brand. Licensor shall not be in breach of this Agreement in the event any sponsors of any events in which Eve participates, including but not limited to tours, television programs, special events, etc., are apparel brands or companies or in the event Eve has a passive, de minimus interest in any competitive brand or company.

          (d) If (i) during the five (5) years following execution of this Agreement, Eve retires; or (ii) during the Initial Term Eve is convicted of a felony which involves a violent crime, the Licensee will have the right, for a period of ninety (90) days after such conviction or retirement, to terminate this Agreement, effective upon fifteen (15) days advance written notice to the Licensor. After the expiration of such ninety (90) day period, Licensee shall no longer have the right to terminate this Agreement pursuant to this Section. For purposes hereof, Eve shall be deemed to have "retired" (i) twelve (12) consecutive months following Eve's announcement to the public of Eve's intention to discontinue all future music recordings and musical performances, during which twelve (12) month period Eve neither performs nor records music or participates in first run television performances or feature film performances or (ii) twelve (12) consecutive months following the later of Eve's last music recording or musical, television or feature film performance, provided such failure by Eve to record or perform is not as a result of her incapacity due to illness or similar considerations.

          26. Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one instrument.

          27. Replacement of Deal Memorandum. The parties hereto acknowledge and agree that this Agreement replaces and supersedes the terms of the Deal Memorandum and as of the date hereof the Deal Memorandum shall be null and void and the terms of this Agreement shall govern the relationship between the parties hereto.


      [Signature page follows, remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                               LICENSOR:

                                               BLONDIE ROCKWELL, INC.

                                            By:  /s/ Eve Jeffers
                                                 ---------------
                                            Name:  Eve Jeffers
                                            Title: President


                                               LICENSEE:

                                               INNOVO AZTECA APPAREL, INC.

                                            By:  /s/ Jay Furrow
                                                 --------------
                                            Name:  Jay Furrow
                                            Title: CEO

                                LIST OF SCHEDULES


A                 Trademark(s), Copyright(s) and Registration(s)

B-1 and B-2       Licensed Channels of Distribution

C                 Licensed Products

D                 Additional Territory (if any)

E                 Manufacturers Agreement

F                 FOB Out Sales Royalty Rate

G                 Approved Sample Line for First Season

                                   SCHEDULE A
                                   ----------

   United States and Canadian Trademark(s), Copyright(s) and Registration(s),
   --------------------------------------------------------------------------
                                     if any
                                     ------



1. FETISH CLOTHING(R), U.S. Supplemental Reg. No. 2,652,841 in cl. 25; registered, November 19, 2002.

2. FETISH, U.S. Appl. Serial No. 78/112,017 in cl. 18; intent-to-use trademark application filed in the United States Patent and Trademark Office on March 1, 2002; Published, September 10, 2002.

3. FETISH, U.S. Appl. Serial No. 78/112,012 in cl. 25; intent-to-use trademark application filed in the United States Patent and Trademark Office on March 1, 2002; suspension letter issued, February 5, 2003.

4.   FETISHTM in cl. 18

5.   FETISHTM in cl. 25.

                              SCHEDULE B-1 and B-2
                              --------------------

                        Licensed Channels of Distribution
                        ---------------------------------

SCHEDULE B-1
------------


   Better Department Stores                 Better Specialty Stores
   ------------------------                 -----------------------

   Federated Department Stores              E&J Lawrence
   Dayton Hudson Department Stores          Dr. Jay's
   Dillard Department Stores                Gropius/Transit
   Nordstrom's                              Fred Segal
   Belk's                                   D.E.M.O.
   Saks, Incorporated                       Unica
   Neiman Marcus                            Jacobson's
   May Co.                                  Hang Up Shoppes
   Bon Ton                                  Up Against the Wall
                                            City Blues/Lady Blue
                                            Jimmy Jazz
                                            Wet Seal
                                            Claires  (only  for  Accessories  as
                                            defined herein)


SCHEDULE B-2 (Off-price Stores)
------------

TJ Maxx
Burlington Coat Factory
Ross Stores
Century 21
Loehmans


     Licensee may also sell Licensed Products to other better specialty and department stores (not including J.C. Penney and Sears) by first obtaining Licensor's prior written approval in accordance with the approval and notice procedures set forth in paragraphs 7(a) and 14, respectively, of this Agreement.

                                   SCHEDULE C
                                   ----------

                                Licensed Products
                                -----------------


1. Casual apparel for women and juniors sizes 0-14, but excluding infants, namely, bottoms, tops, sweaters, activewear, sportswear, headbands, headwear, bandanas, scarves, jackets and outerwear, in all fabric contents including, knits, wovens, leather and denim. Notwithstanding the immediately preceding sentence, the following categories are excluded: all swimwear, lingerie and footwear.

2. Accessory items ("Accessories") in the nature of all-purpose sports and athletic bags, backpacks, knapsacks, hand bags, purses, key cases, coin pouches, wallets, billfolds, attaches and briefcase-type portfolios.


Notwithstanding 1. and 2. above, Licensor hereby reserves the right to manufacture, distribute and sell tour merchandise (in the nature of T-shirts, hats, sweat shirts, backpacks, bags, etc.) on tour and at retail stores which sell tour merchandise.


The definition of Licensed Products shall be expanded to include barrettes, hair pins, clasps and ponytail holders at such time as Licensor notifies Licensee that such items are cleared for exploitation in the Territory in connection with the Property.

                                   SCHEDULE D
                                   ----------

                          Additional Territory, if Any
                          ----------------------------


                                      None

                                   SCHEDULE E
                                   ----------

                            Manufacturer's Agreement
                            ------------------------


Address of Manufacturer:

Territory of Manufacture:

Licensor: Blondie Rockwell, Inc.

Licensee:

Expiration Date of License
(unless Sooner Terminated
or Extended):

Authorized Licensed Products:

     See attached schedule.

Marks and Property

     See attached schedule.

          In order to induce Licensor to consent to the manufacture of the above specified Authorized Licensed Products using any of the above specified Marks and Property by the undersigned, the undersigned agrees that:

                    It will not manufacture the Authorized Licensed Products to the order of anyone but the Licensee, will invoice only the Licensee, will not ship to anyone other than the Licensee and will not ship after the expiration date of the License.

                    It  will  not  subcontract   production  of  the  Authorized
          Licensed Products or components which contain any of the above specified Marks and Property without Licensee's written consent.

                    It will not (without Licensee's written consent) manufacture merchandise utilizing any of the above specified Marks and Property and/or tradenames owned or otherwise authorized for use by Licensee other than the Authorized Licensed Products.

                    It will not publish or cause the publication of pictures of the Authorized Licensed Products in any publication or promotional material, nor advertise the fact that it is permitted to manufacture Licensed Products.

                    Upon  expiration or  termination  of the  Trademark  License
          Agreement,   by
          and between the Licensor and Licensee, or upon notification by the Licensee or the Licensor, the undersigned Manufacturer will immediately cease manufacturing the Authorized Licensed Products and deliver to Licensee or its authorized representative that portion of any and all molds, plates, engravings or other devices used to reproduce the copyrighted materials and/or trademarks or will provide Licensee with evidence that the Marks and Property have been erased.

                    The Manufacturer further agrees as follows:

                    (i) It shall not use child labor in the manufacturing, packaging or distribution of Licensed Products or Packaging or advertising or promotional materials hereunder. The term "child" refers to a person younger than the age for completing compulsory education, but in no case shall any person younger than fourteen (14) years of age be employed in the manufacturing, packaging or distribution of Licensed Products or Packaging or advertising or promotional materials hereunder.

                    (ii) The Manufacturer shall provide employees with a safe and healthy workplace in compliance with all applicable laws. The Manufacturer agrees to provide Licensor with all information Licensor may request about manufacturing, packaging and distribution facilities for the Licensed Products.

                    (iii) The Manufacturer shall only employ persons whose presence is voluntary. The Manufacturer shall not use prison labor, or use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.

                    (iv) The Manufacturer shall comply with all applicable wage and hour laws, including minimum wage, overtime, and maximum hours. The Manufacturer agrees to utilize fair employment practices as defined by applicable laws.

                    (v) The Manufacturer shall not discriminate in hiring and employment practices on grounds of race, religion, national origin, political affiliation, sexual preference, gender or age.

                    (vi) The Manufacturer shall comply with all applicable environmental laws.

                    ________, 20__
                                                 MANUFACTURER:

                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                   SCHEDULE F
                                   ----------

                           FOB Out Sales Royalty Rate
                           --------------------------


             FOB Out Sales require Licensor's prior written consent.

                                   SCHEDULE G
                                   ----------

                   Approved Sample Line For First Season, Etc.
                   -------------------------------------------


                                [To Be Supplied]